Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Administrative Committee
The Home Depot FutureBuilder for Puerto Rico:

We consent to the incorporation by reference in the registration statement (No. 333-125332) on Form S-8 of The Home Depot, Inc. of our report dated June 24, 2022, with respect to the financial statements and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year), of The Home Depot FutureBuilder of Puerto Rico.

/s/ KPMG LLP

Atlanta, Georgia
June 24, 2022